UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULES 13d-1(b) (c), and (d) AND AMENDMENTS THERETO FILED
PURSUANT TO RULE 13d-2(b)


                              (AMENDMENT NO. 1)


                                 LIVEWORLD, INC.
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)


                         COMMON STOCK, PAR VALUE $.001
--------------------------------------------------------------------------------
                           (TITLE OF CLASS OF SECURITIES)


                                    874263106
--------------------------------------------------------------------------------
                                 (CUSIP NUMBER)

                                 April 1, 2003
--------------------------------------------------------------------------------
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                           [ ]  Rule 13d-1(b)

                           [X]  Rule 13d-1(c)

                           [ ]  Rule 13d-1(d)




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                                       13G/A
                                                              PAGE 2 OF 7 PAGES
CUSIP No.       874263106
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--------- ----------------------------------------------------------------------
   1      NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          NATIONAL BROADCASTING COMPANY, INC.                      14-1682529
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) [  ]
                                                                      (b) [  ]
          NOT APPLICABLE
---------
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
          DELAWARE
--------- ----------------------------------------------------------------------
----------------------- ------- ------------------------------------------------
                          5     SOLE VOTING POWER
                                897,223
                        ------- ------------------------------------------------
                        ------- ------------------------------------------------
      NUMBER OF           6     SHARED VOTING POWER
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH                   0
                        ------- ------------------------------------------------
                        ------- ------------------------------------------------
      REPORTING           7     SOLE DISPOSITIVE POWER
        PERSON
         WITH
                                897,223
                        ------- ------------------------------------------------
                        ------- ------------------------------------------------
                          8     SHARED DISPOSITIVE POWER
                                0
----------------------- ------- ------------------------------------------------
--------- ----------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          897,223
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                            [  ]
          NOT APPLICABLE
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          3.4%
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON

          CO
--------- ----------------------------------------------------------------------



--------------------------------------------------------------------------------
                                       13G/A
CUSIP No.      874263106                                PAGE 3 OF 7 PAGES
--------------------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   1      NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          NATIONAL BROADCASTING COMPANY HOLDING, INC.             13-3448662
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) [  ]
                                                                        (b) [  ]
          NOT APPLICABLE
---------
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
          DELAWARE
--------- ----------------------------------------------------------------------
----------------------- ------- ------------------------------------------------
                          5     SOLE VOTING POWER

                                DISCLAIMED (SEE 9 BELOW)
                        ------- ------------------------------------------------
                        ------- ------------------------------------------------
      NUMBER OF           6     SHARED VOTING POWER
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH                   NOT APPLICABLE
                        ------- ------------------------------------------------
                        ------- ------------------------------------------------
      REPORTING           7     SOLE DISPOSITIVE POWER
        PERSON
         WITH
                                DISCLAIMED (SEE 9 BELOW)
                        ------- ------------------------------------------------
                        ------- ------------------------------------------------
                          8     SHARED DISPOSITIVE POWER

                                NOT APPLICABLE
----------------------- ------- ------------------------------------------------
--------- ----------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          BENEFICIAL OWNERSHIP OF ALL SHARES IS DISCLAIMED BY NATIONAL BROADCASTING COMPANY HOLDING, INC.
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                            [  ]
          NOT APPLICABLE
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          NOT APPLICABLE (SEE 9 ABOVE)
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON
          CO
--------- ----------------------------------------------------------------------

--------------------------------------------------------------------------------
                                       13G/A
CUSIP No.      874263106                                   PAGE 4 OF 7 PAGES
--------------------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   1      NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          GENERAL ELECTRIC COMPANY                                   14-0689340
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) [  ]
                                                                        (b) [  ]
          NOT APPLICABLE
---------
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          NEW YORK
--------- ----------------------------------------------------------------------
----------------------- ------- ------------------------------------------------
                          5     SOLE VOTING POWER

                                DISCLAIMED (SEE 9 BELOW)
                        ------- ------------------------------------------------
                        ------- ------------------------------------------------
      NUMBER OF           6     SHARED VOTING POWER
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH                   NOT APPLICABLE
                        ------- ------------------------------------------------
                        ------- ------------------------------------------------
      REPORTING           7     SOLE DISPOSITIVE POWER
        PERSON
         WITH
                                DISCLAIMED (SEE 9 BELOW)
                        ------- ------------------------------------------------
                        ------- ------------------------------------------------
                          8     SHARED DISPOSITIVE POWER

                                NOT APPLICABLE
----------------------- ------- ------------------------------------------------
--------- ----------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          BENEFICIAL OWNERSHIP OF ALL SHARES IS DISCLAIMED BY GENERAL ELECTRIC COMPANY.
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                            [  ]
          NOT APPLICABLE
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          NOT APPLICABLE (SEE 9 ABOVE)
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON
          CO
--------- ----------------------------------------------------------------------


--------------------------------------------------------------------------------
                                       13G/A
CUSIP No.      874263106                                 PAGE 5 OF 7 PAGES
--------------------------------------------------------------------------------

ITEM 1(A)         NAME OF ISSUER:

                  LiveWorld, Inc.

ITEM 1(B)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  307 Orchard City Drive
                  Campbell, CA 95008

ITEM 2(A)         NAME OF PERSON FILING:

                  National Broadcasting Company, Inc. ("NBC")
                  National Broadcasting Company Holding, Inc. ("NBCH") General Electric Company ("GE")

                  NBC is a wholly-owned subsidiary of NBCH, which is in turn a wholly-owned subsidiary of GE.

ITEM 2(B)         ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  NBC:     30 Rockefeller Plaza, New York, NY
                  NBCH:    30 Rockefeller Plaza, New York, NY
                  GE:      3135 Easton Turnpike, Fairfield, CT

ITEM 2(C)         CITIZENSHIP:

                  NBC:     Delaware corporation
                  NBCH:    Delaware corporation
                  GE:      New York corporation

ITEM 2(D)         TITLE OF CLASS OF SECURITIES:

                  Common Stock, par value $.001 per share

ITEM 2(E)         CUSIP NUMBER:

                  874263106





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                                       13G/A
CUSIP No.      874263106                                     PAGE 6 OF 7 PAGES
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ITEM 3              IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR
                  13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

                  Not applicable

ITEM 4            OWNERSHIP:

                  (A)-(C) The response of NBC, NBCH and GE to Items 5, 6, 7, 8, 9 and 11 of each of their respective Cover Pages which relate to the beneficial ownership of the Common Stock of the Issuer are incorporated herein by reference.

                  Each of NBCH and GE hereby disclaims beneficial ownership of the Common Stock of the Issuer owned by NBC.

ITEM 5            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:



                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:

                  Not applicable.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:

                  Not applicable.

ITEM 8            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not applicable.

ITEM 9            NOTICE OF DISSOLUTION OF GROUP:

                  Not applicable.

ITEM 10           CERTIFICATION:

                  Not applicable.




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                                       13G/A
CUSIP No.      874263106                                      PAGE 7 OF 7 PAGES
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 Signature:       After reasonable inquiry and to the best of my knowledge
 ---------        and belief, I certify that the information set forth in
                  this statement is true, complete and correct.

                  Date:  April 3, 2003

                                     NATIONAL BROADCASTING COMPANY, INC.


                                     By:  /s/  Elizabeth A. Newell
                                          ------------------------
                                               Elizabeth A. Newell
                                               Attorney-in-Fact


                                     NATIONAL BROADCASTING COMPANY HOLDING, INC.


                                     By: /s/  Elizabeth A. Newell
                                         ------------------------
                                              Elizabeth A. Newell
                                              Attorney-in-Fact


                                     GENERAL ELECTRIC COMPANY


                                     By:  /s/ Robert E. Healing
                                          ---------------------
                                              Robert E. Healing
                                              Attorney-in-Fact